Exhibit 11.1

Consent of Baker Tilly Virchow Krause, LLP

CONSENT

We hereby consent to the inclusion of our report dated March 16, 2016, relating to the consolidated financial statements of Delhi Bank Corp. and Subsidiary as of December 31, 2015 and 2014 and for the years then ended, included in Amendment No. 15 to the Offering Statement on Form 1-A dated March 16, 2016 filed with the Securities and Exchange Commission.

/s/ Baker Tilly Virchow Krause, LLP

March 16, 2016

Wilkes-Barre, Pennsylvania